UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K    [ ] Form 20-F    [X] Form 10-Q    [ ] Form N-SAR

                For Period Ended:  June 30, 1998
                                   -----------------
                [  ] Transition Report on Form 10-K
                [  ] Transition Report on Form 20-F
                [  ] Transition Report on Form 11-K
                [  ] Transition Report on Form 10-Q
                [  ] Transition Report on Form N-SAR
                For the Transition Period Ended:__________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________

PART I - REGISTRANT INFORMATION

                    DIVERSIFIED HISTORIC INVESTORS II
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                        Full name of Registrant

______________________________________________________________________
Former name if applicable

                           1609 WALNUT STREET
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      Address of Principal Executive Office (Street and Number)

                         PHILADELPHIA, PA  19103
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

             (a)  The  reasons  described  in  reasonable detail  in
                  Part  III  of this  form  could  not  be eliminated
                  without unreasonable effort or expense;
[X]          (b)  The  subject annual report, semi-annual report,
                  transition report on Form 10-K, Form  20-F, 11-K,
                  Form N-SAR, or portion thereof, will be filed on  or
                  before the fifteenth calendar day  following the
                  prescribed  due date; or the subject  quarterly
                  report  of  transition  report  on  Form  10-Q,   or
                  portion  thereof  will be filed  on  or  before  the
                  fifth  calendar  day  following the  prescribed  due
                  date; and
             (c)  The  accountant's  statement  or  other exhibit required
                  by  Rule  12b-25(c)   has   been  attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

Additional time is needed in order to complete.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to  this notification
     Donna Hazard           (215)         557-9800
----------------------    -----------   ------------------
        (Name)            (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of this Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If the answer is no, identify
    report(s).      [X] Yes  [  ] No

(3) Is it anticipated that any significant change in results of operations from this corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X]No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
______________________________________________________________________


                DIVERSIFIED HISTORIC INVESTORS II
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             (Name of Registrant as Specified in Charter)

has  caused  this  notification to be signed on  its  behalf   by  the
undersigned hereunto duly authorized.

                               DIVERSIFIED HISTORIC INVESTORS II

Date:  August 14, 1998         By: Dover Historic Advisors, General Partner
       ---------------
                                   By: EPK, Inc., Partner

                                       By: /s/ Spencer Wertheimer
                                           ----------------------
                                           SPENCER WERTHEIMER
                                           President